Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Partners

Host Hotels & Resorts, L.P.:

We consent to incorporation by reference in registration statement No. 333-75055 on Form S-8 of Host Hotels & Resorts, Inc. of our report dated July 12, 2006, relating to the statements of net assets available for benefits of the Host Marriott, L.P. Retirement and Savings Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended and related supplemental schedule, which report is included in this report on Form 11-K.

/s/ KPMG LLP

McLean, Virginia

July 13, 2006